Exhibit 5.1

JONES DAY

PARTNERSHIP CONSTITUEE SELON LE DROIT DE L’OHIO, USA

AVOCATS AU BARREAU DE PARIS

2, RUE SAINT-FLORENTIN • 75001 PARIS

TELEPHONE: (0)1.56.59.39.39 • FACSIMILE: (0)1.56.59.39.38 • TOQUE J 001

WWW.JONESDAY.COM

September 9, 2011

France Telecom

6 place d’Alleray

75505 Paris Cedex 15

France

Re:

$1,000,000,000 2.750% Notes due 2016 of France Telecom Offered through Underwriters

$1,000,000,000 4.125% Notes due 2021 of France Telecom Offered through Underwriters

(hereinafter collectively referred to as the “Notes”)

Ladies and Gentlemen:

We have acted as special French counsel for France Telecom, a French société anonyme (the “Company”), in connection with the issuance and sale of the Notes, pursuant to the Purchase Agreement, dated September 7, 2011 (the “Purchase Agreement”), entered into by and among the Company and Citigroup Global Markets Inc., J.P. Morgan Securities LLC. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Underwriters”). The Notes will be issued pursuant to an indenture dated as of July 7, 2009, as amended and supplemented by the first supplemental indenture dated September 7, 2010 (together, the “Indenture”), both by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents provided to us by the Company, records established by the Company and presented to us as the complete records with respect to the issuance of the Notes, and matters of law as we have deemed relevant or necessary for purposes of such opinion.

In our examination of the foregoing documents and records, we have assumed, with your consent, that the conseil d’administration (Board of Directors) of the Company has not amended or revoked in any manner whatsoever its resolutions as they appear on such documents and records.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein and taking into account the provisions of French law which we consider applicable, as of the date hereof, we are of the opinion that the Notes, when issued by the Company upon decision of the Président - directeur général (chairman and chief executive officer) of the Company in accordance with the resolutions of the conseil d’administration (Board of Directors) presented to us, will be duly authorized.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form F-3 (Registration No. 333-156003) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the U.S. Securities Act of 1933 (the “Securities Act”) and to the reference to Jones Day under the captions “Validity of the Notes” and “Validity of the Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day